Exhibit 107.1

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Ocwen Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Other(1)	150,000(2)	$29.33(1)	$4,399,500	0.0000927	$407.83
Total Offering Amounts					$4,399,500	—	$407.83
Total Fee Offsets					—	—	—
Net Fee Due					—	—	$407.83

(1)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee on the basis of $29.33 per share, which is the average of the high and low prices per share of Ocwen Financial Corporation’s (the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”) on August 29, 2022 as reported on the New York Stock Exchange.

(2)	This Registration Statement covers, in addition to the number of shares of Common Stock stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(a) under the Securities Act, an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Ocwen Financial Corporation 2021 Equity Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.